      As filed with the Securities and Exchange Commission on May 11, 1999
                                                      Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------

                            Capital Automotive REIT
             (Exact name of registrant as specified in its charter)

        Maryland                    6798                       54-1870224
                             (Primary Standard                  (I.R.S.
    (State or other              Industrial              EmployerIdentification
    jurisdiction of         Classification Code                 Number)
    incorporation or              Number)
     organization)

                                ----------------

                        1420 Spring Hill Road, Suite 525
                             McLean, Virginia 22102
                                 (703) 288-3075
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

  Thomas D. Eckert, President and Chief Executive Officer, Capital Automotive
                                      REIT
                        1420 Spring Hill Road, Suite 525
                             McLean, Virginia 22102
                                 (703) 288-3075
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ----------------

                                With a copy to:
                            John B. Watkins, Esquire
                           Wilmer, Cutler & Pickering
                              2445 M Street, N.W.
                             Washington, D.C. 20037
                                 (202) 663-6000

                                ----------------

   Approximate date the registrant proposes to begin selling securities to the public: From time to time after the effective date of this registration statement.

                                ----------------

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box. [X]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------
                                           Proposed       Proposed
                                           maximum        maximum
 Title of securities to     Amount to   offering price   aggregate       Amount of
      be registered       be registered  per share(1)  offering price registration fee
--------------------------------------------------------------------------------------
 Common Shares of
  Beneficial Interest,
  par value $.01 per
  share(2).............     1,792,115      $12.9375     $23,185,488      $6,445.57
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) on the basis of the average of the high and low reported sales prices for the registrant's Common Shares of beneficial interest, as reported on The Nasdaq Stock Market National Market on May 7, 1999.
(2) The Common Shares are being registered for resale from time to time by the Selling Shareholder.

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant files a further amendment which specifically states that this registration statement is to become effective in accordance with Section 8(a) of the Securities Act or until the registration statement becomes effective on the date the SEC, acting under Section 8(a), determines.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. The + +Selling Shareholder may not sell these securities until the registration + +statement filed with the Securities and Exchange Commission is effective. +
+This prospectus is not an offer to sell these securities and it is not        +
+soliciting an offer to buy these securities in any state where the offer or   +
+sale is not permitted.                                                        +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION, DATED MAY 11, 1999

PROSPECTUS


[LOGO]                      Capital Automotive REIT

                 1,792,115 Common Shares of Beneficial Interest

   This prospectus relates to 1,792,115 common shares of beneficial interest (the "Shares") of Capital Automotive REIT (the "Company") that the selling shareholder (the "Selling Shareholder") may sell from time to time. The Selling Shareholder acquired the Shares in a private placement from the Company that closed on February 19, 1998. The Company granted the Selling Shareholder certain registration rights, which the Selling Shareholder has now exercised. The registration of the Shares does not necessarily mean that any of the Shares will be offered and sold by the Selling Shareholder.

   The Company expects that sales made pursuant to this prospectus may be made in (1) broker's transactions; (2) transactions directly with market makers; or
(3) private negotiated sales or otherwise.

   The Selling Shareholder will determine if and when it will offer and sell all or a portion of the Shares and all terms of those offers and sales. The Selling Shareholder will sell the Shares at the current market price or at negotiated prices at the time of sale. The Company will pay all expenses related to the registration of the Shares for resale by the Selling Shareholder but the Selling Shareholder will pay any brokerage commissions and discounts associated with the sale of the Shares.

   The Company will not receive any of the proceeds of the sales of Shares by the Selling Shareholder.

   The Company's common shares of beneficial interest ("Common Shares") are traded on the Nasdaq National Market ("Nasdaq") under the symbol "CARS." On May 7, 1999 the last sales price of the Common Shares reported on Nasdaq was $12.9375 per share.

   You should be aware that an investment in the Common Shares involves various risks. See "Risk Factors" on page 1 and in the Company's Current Report on Form 8-K filed on February 26, 1999, which is incorporated in this prospectus by reference.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                   The date of this prospectus is     , 1999

                               TABLE OF CONTENTS

                                                                            Page
                                                                            No.
                                                                            ----
About this Prospectus......................................................   i
Risk Factors...............................................................   1
  Potential Effect of Sales of Shares......................................   1
The Company................................................................   2
Use of Proceeds............................................................   3
Market Price of Common Shares..............................................   4
Selling Shareholder........................................................   4
Description of Shares of Beneficial Interest...............................   5
Federal Income Tax Consequences............................................  12
Plan of Distribution.......................................................  29
Legal Matters..............................................................  30
Experts....................................................................  30
Where You Can Find More Information........................................  31

                             ABOUT THIS PROSPECTUS

   This prospectus is part of a registration statement that Capital Automotive REIT (the "Company") filed with the Securities and Exchange Commission (the "SEC") using a "shelf" registration process. The registration statement was filed to comply with a request for registration made by the Selling Shareholder under registration rights granted to that Selling Shareholder on February 19, 1998. The Selling Shareholder may be required to deliver or provide a prospectus or prospectus supplement if and when it offers and sells any Shares that would contain specific information about the terms of that offering. A prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

   This prospectus, including the documents incorporated by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act. Also, documents subsequently filed by Capital Automotive REIT with the SEC and incorporated by reference will contain forward-looking statements. When the Company refers to forward-looking statements or information, sometimes the Company uses words such as "may," "will," "could," "should," "plans," "intends," "expects," "believes," "estimates," "anticipates" and "continues." In particular, the risk factors included or incorporated by reference in this prospectus describe forward-looking information. The risk factors are not all inclusive, particularly with respect to possible future events. Other parts of, or documents incorporated by reference into, this prospectus may also describe forward-looking information. Many things can happen that can cause actual results to be very different than those described by the Company. The Company makes no promise to update any of the Company's forward-looking statements, or to publicly release the results if the Company revises any of them.

   Unless the context otherwise requires, the term the Company refers to Capital Automotive REIT and the term the Partnership refers to Capital Automotive L.P. The term Capital Automotive Group refers to the Company and the Partnership and their subsidiaries. In this prospectus, the term "subsidiary" of the Company or the Partnership means a corporation, partnership, limited liability company or similar entity if the Company or the Partnership, alone or together, directly or indirectly, own at least a majority of the equity interests of the entity.

                                  RISK FACTORS

   You should carefully review the following risks and the risk factors incorporated by reference from the Company's Form 8-K filed on February 26, 1999 as well as the other information in this prospectus or referred to in this prospectus, before buying the Company's Common Shares.

   Potential Effect of Sales of Shares--Sales of the Shares by the Selling Shareholder may depress the market price for the Company's Common Shares and the price that shareholders would receive if they sold their Common Shares.

   The Shares are being registered under registration rights granted to the Selling Shareholder on February 19, 1998. Any Shares offered by this prospectus will be freely tradeable without restriction or further registration. The Shares may also be sold in reliance upon the exemption from registration under Rule 144, subject to the volume and other manner of sale limitations of the Rule. On March 10, 1999 the SEC accelerated the effectiveness of the Company's registration statement to register: (1) the offering from time to time (A) of up to 4,961,392 Common Shares, if and when a holder of currently redeemable Units exercises its redemption right and (B) the resale of such Common Shares; and (2) the offering from time to time of up to $200,000,000 of Common Shares, preferred shares of beneficial interest and/or senior and subordinated debt securities of the Company, in any class or series.

                                  THE COMPANY

   The Company is a Maryland real estate investment trust formed in October 1997. The Company owns its property interests through the Partnership and its subsidiaries. The Company is the sole general partner of the Partnership. The Company closed its initial public offering of Common Shares and began generating rental income in February 1998.

   Capital Automotive Group's primary business purpose is to own and lease real estate properties (land, buildings and other improvements) to operators of franchised automobile dealerships, motor vehicle service, repair or parts businesses and related businesses. In this prospectus, Capital Automotive Group uses the term "dealerships" to refer to these types of businesses that are operated on its properties.

   As of March 31, 1999, Capital Automotive Group owned 142 properties located in 19 states, making up approximately 793 acres of land and containing approximately 5.0 million square feet of buildings and improvements. Capital Automotive Group's lessees operate 215 motor vehicle franchises on these properties, representing 36 brands of motor vehicles, including Acura, Audi, BMW, Buick, Cadillac, Chevrolet, Chrysler, Dodge, Dodge Trucks, Ford, Freightliner, GMC, Honda, Hyundai, Infiniti, Isuzu, Jaguar, Jeep, Kia, Land Rover, Lexus, Lincoln-Mercury, Mazda, Mercedes-Benz, Mitsubishi, Nissan, Oldsmobile, Plymouth, Pontiac, Porsche, Saab, Saturn, Subaru, Toyota, Volkswagen and Volvo.

   Capital Automotive Group focuses on buying properties from third parties that have a long history of operating multi-site, multi-franchised dealerships. In this prospectus, Capital Automotive Group uses the term "dealer group" to refer to a group of related persons and companies who sell properties to Capital Automotive Group. Capital Automotive Group also uses the term "dealer group" or the term "lessee" to refer to the related persons and companies that lease properties owned by Capital Automotive Group.

   As of March 31, 1999, Capital Automotive Group had invested approximately $600 million in properties. Most of the properties have been leased to lessees who are related to the sellers of such properties. In certain cases, Capital Automotive Group may lease property to, or assume an existing lease with, a lessee that is not related to the seller from whom the property was purchased.

   Capital Automotive Group purchases properties in exchange for cash, units of limited partnership interest in the Partnership ("Units"), the assumption of debt, or a combination of all three. Capital Automotive Group usually pays off any assumed debt in full at closing. In certain cases, Capital Automotive Group assumes and does not pay off a dealer group's loan under an existing mortgage as part of the purchase of real estate. At times, Capital Automotive Group has agreed in advance to purchase property in the future only after the dealership buildings have been constructed by the seller.

   Capital Automotive Group generally leases properties to established, creditworthy lessees, for a period of ten to 20 years, with options to renew upon the same terms and conditions for one or more additional periods of five to ten years each, exercisable at the option of the lessee. The lessee typically is required to pay all operating expenses of the property, including all real estate taxes and assessments, utilities, insurance, repairs, maintenance and other expenses. This type of lease is commonly known as a "triple-net" lease.

   In evaluating dealer groups and potential properties for purchase, Capital Automotive Group considers such factors as:

  . the management and operating experience of the dealer group;

  . the adequacy of a dealer group's historical, current and forecasted cash flow to meet the operating needs of the business, expenses and lease payments or debt service obligations;

  . the type of franchises operated by the dealer group;

  . the value of the land, buildings and other improvements as determined by Capital Automotive Group and its consultants, but not by an independent MAI appraisal;

  . the construction quality, condition and design of the dealership buildings and other improvements located on the property;

  . the geographic area in which the property is located; and

  . the environmental condition of the real estate.

   Capital Automotive Group intends to acquire more properties. Those transactions may be structured in ways that are similar or dissimilar to those described above.

   Capital Automotive Group has and will continue to borrow funds to buy properties. As of March 31, 1999, Capital Automotive Group had mortgage indebtedness totaling $162 million secured by 64 properties owned by subsidiaries of the Partnership. As of March 31, 1999, Capital Automotive Group had committments for short term, revolving credit, from financial institutions, in the aggregate amount of $70.0 million, of which $20.0 million had been drawn down. The Company intends to increase the capacity and term of the revolving facility through the inclusion of additional financial institutions. During April 1999, Capital Automotive Group entered into a committment letter for a $100.0 million permanent loan to be secured by various properties owned by subsidiaries of the Partnership. Capital Automotive Group may also issue debt securities, including senior or subordinated notes. These notes may be secured by properties or leases. Capital Automotive Group has adopted a policy to limit debt to approximately 50% of assets. This policy may be changed by the Company's Board of Trustees at any time without shareholder approval.

   As a real estate investment trust, the Company acquires properties through its direct and indirect subsidiaries, including the Partnership, and manages its business in a manner that is intended to be consistent with the requirements of the Internal Revenue Code (the "Code") and the regulations of the Internal Revenue Service (the "IRS") that govern taxation of real estate investment trusts. The Company has and expects to continue to pay regular cash dividends to its shareholders; to provide its shareholders the opportunity for increased dividends from increasing annual rental income; to preserve and protect the investments of its shareholders; and to provide its shareholders with the opportunity to increase the value of their investments.

   The Company is self-administered and self-managed, meaning that its trustees, officers and employees manage and administer Capital Automotive Group's business. The Company's executive officers are Thomas D. Eckert, President and Chief Executive Officer; Donald L. Keithley, Executive Vice President of Business Development; David S. Kay, Vice President and Chief Financial Officer; John M. Weaver, Vice President, Secretary and General Counsel; and Peter C. Staaf, Vice President and Treasurer.

   The Company's principal executive offices are located at 1420 Spring Hill Road, Suite 525, McLean, Virginia 22102. The Company's telephone number is
(703) 288-3075.

                                USE OF PROCEEDS

   The Company will not receive any proceeds from the Shares sold by the Selling Shareholder.

                         MARKET PRICE OF COMMON SHARES

   The Common Shares have been trading on the Nasdaq National Market under the symbol "CARS" since February 13, 1998. The Company has listed below the high and low sales prices of the Common Shares as reported on the Nasdaq National Market and the distributions declared by the Company for the periods indicated.

                                                 High      Low    Distribution
                                               -------- --------- ------------
   Fiscal year ended December 31, 1998
     First fiscal quarter (from February 13,
      1998)................................... $19 3/4  $16 1/4      $0.076
     Second fiscal quarter....................  19 3/8   13 1/8       0.210
     Third fiscal quarter.....................  15 3/4   10 7/8       0.270
     Fourth fiscal quarter....................  14 7/8    8 13/16     0.320

   Fiscal year ending December 31, 1999
     First fiscal quarter..................... $15 3/16 $11 1/4      $0.330
     Second fiscal quarter (to May 7, 1999)     13 5/8   11 3/8          --

   On May 7, 1999, the last reported closing sales price on the Nasdaq National Market was $12.9375 per share and there were approximately 34 holders of record of the Common Shares of the Company.

                              SELLING SHAREHOLDER

   The Selling Shareholder purchased the 1,792,115 Shares in a private placement from the Company that closed on February 19, 1998. At that time, the Company granted the Selling Shareholder certain registration rights, which the Selling Shareholder has exercised. The Selling Shareholder may offer and sell the Shares from time to time, on such terms as it shall determine. See "Plan of Distribution."

   The following table sets forth the Selling Shareholder's (1) name, (2) Shares eligible for resale under this prospectus, (3) aggregate beneficial ownership of Common Shares of the Company before and after the offering and sale of all Shares, and (4) relationship to the Company. The information presented is as of March 15, 1999 or has been furnished on behalf of the Selling Shareholder.

                           Shares     Aggregate Ownership of Common Shares
                          Eligible  ---------------------------------------- Relationship
          Name           for Resale Before Offering   %   After Offering  %   to Company
          ----           ---------- --------------- ----- -------------- --- ------------
FBR Asset Investment
 Corporation............ 1,792,115     3,194,909(1) 13.96   1,402,794    6.1 Shareholder
 Potomac Tower
 1001 Nineteenth Street
  North
 Arlington, Virginia
  22209

--------
(1) The number of Common Shares owned is based on a report on Schedule 13G/A filed with the Securities and Exchange Commission on March 15, 1999 and information provided on behalf of the Selling Shareholder. Includes 125,000 Common Shares held by an affiliated fund and a warrant to purchase 1,277,794 Common Shares held by Friedman, Billings, Ramsey & Co., Inc. as to which FBR Asset Investment Corporation may be deemed to have shared voting and dispositive power. FBR Asset Investment Corporation disclaims beneficial ownership of all shares held by these entities in excess of its pecuniary interest.

                  DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

   The Company is a Maryland real estate investment trust. Your rights as a shareholder are governed by the Code of Maryland, including Title 8 of the Corporations and Associations Article, the Company's Declaration of Trust and the Company's Bylaws. The following summary of terms for the shares of beneficial interest is not complete. You should read the Company's Declaration of Trust and Bylaws for more complete information.

Authorized Shares

   The Company's Declaration of Trust allows it to issue up to 100 million Common Shares of beneficial interest, par value $.01 per share, and 20 million preferred shares of beneficial interest, par value $.01 per share ("Preferred Shares"). As of May 7, 1999, the Company had 21,607,415 Common Shares outstanding and no Preferred Shares outstanding.

   Authority of the Board of Trustees. The Company's Declaration of Trust allows the Board of Trustees to take the following actions without approval by the shareholders:

  . classify or reclassify any unissued Common Shares or Preferred Shares into one or more classes or series of shares of beneficial interest;

  . set or change the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or distributions, qualifications or terms or conditions of redemption of any class or series of shares of beneficial interest; and

  . amend the Declaration of Trust to change the total number of shares of beneficial interest or the number of shares of any class or series of shares of beneficial interest.

   However, if there are any laws or stock exchange rules which require the Company to obtain shareholder approval in order for it to take these actions, the Company will contact the shareholders to solicit that approval.

   The Company believes that the power of the Board of Trustees to issue additional shares of beneficial interest will provide it with greater flexibility in structuring possible future financings and acquisitions and in meeting other future needs. Although the Board of Trustees does not currently intend to do so, it has the ability to issue a class or series of beneficial share that could have the effect of delaying or preventing a change of control of the Company that might involve a premium price for holders of Common Shares or otherwise be favorable to them.

   Shareholder Liability. Under Maryland law, shareholders will not be personally liable for any obligation of the Company solely because they are shareholders of the Company. Under the Declaration of Trust the Company's shareholders are not personally liable for the Company's debts or obligations and will not be subject to any personal liability, in tort, contract or otherwise, to any person in connection with the property or affairs of the Company by reason of being a shareholder.

Common Shares

   All Common Shares offered through this prospectus will be duly authorized, fully paid and nonassessable. As a shareholder, you will be entitled to receive distributions on the shares you own if the Board of Trustees authorizes a distribution out of the legally available assets of the Company. However, your right to receive these distributions may be affected by the preferential rights of any other class or series of shares of beneficial interest and the provisions of the Company's Declaration of Trust regarding restrictions on the transfer of shares of beneficial interest. For example, you may not receive distributions if no funds are available for distribution after the Company pays dividends to holders of Preferred Shares. You will also be entitled to receive distributions based on the assets of the Company available for distribution to common shareholders if we liquidate, dissolve or wind-up the Company. The amount you, as an individual shareholder, would receive in the distribution would be determined by your amount of beneficial ownership of the Company in comparison with other beneficial owners. Assets will be available for distribution to shareholders only after the Company has paid all known debts and liabilities of the Company and paid the holders of any Preferred Shares the Company may issue.

   Voting Rights. Each outstanding Common Share owned by a shareholder entitles that holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees. The right to vote is subject to the provisions of the Company's Declaration of Trust regarding the restriction on the transfer of shares of beneficial interest, which we describe under "Restrictions on Ownership and Transfer," below. There is no cumulative voting in the election of trustees, which means that the holders of a majority of the outstanding Common Shares can elect all of the trustees then standing for election, and the holders of the remaining Common Shares will not be able to elect any trustees.

   As a holder of a Common Share, you will not have any right to:

  . convert your shares into any other security;

  . have any funds set aside for future payments;

  . require the Company to repurchase your shares; or

  . purchase any securities of the Company, if other securities are offered for sale, other than as a member of the general public.

   Subject to the terms of the Declaration of Trust regarding the restrictions on transfer of shares of beneficial interest, each Common Share has the same dividend, distribution, liquidation and other rights as any other Common Share.

   According to the terms of the Company's Declaration of Trust, Bylaws, and Maryland law, all matters submitted to the shareholders for approval, except for those matters listed below, are approved if a majority of all the votes cast at a meeting of shareholders duly called and at which a quorum is present are voted in favor of approval. The following matters require approval other than by a majority of all votes cast:

     1. the intentional disqualification of the Company as a real estate investment trust or revocation of its election to be taxed as a real estate investment trust (which requires the affirmative vote of the holders of two-thirds of the number of Common Shares outstanding and entitled to vote on such a matter),

     2. the election of trustees (which requires a plurality of all the votes cast at a meeting of shareholders of the Company at which a quorum is present),

     3. the removal of trustees (which requires the affirmative vote of the holders of two-thirds of the number of Common Shares outstanding and entitled to vote on such a matter),

     4. the amendment of the Declaration of Trust by shareholders (which requires the affirmative vote of a majority of votes entitled to be cast on the matter, except under certain circumstances specified in the Company's Declaration of Trust that require the affirmative vote of two-thirds of all the votes entitled to be cast on the matter),

     5. the dissolution of the Company (which requires the affirmative vote of two-thirds of all the votes entitled to be cast on the matter), and

     6. the merger or consolidation of the Company with another entity or sale of all or substantially all of the property of the Company (which requires the approval of the Board of Trustees and an affirmative vote of a majority of all the votes entitled to be cast on the matter).

   The Declaration of Trust permits the trustees by a two-thirds vote to amend the Declaration of Trust from time to time to qualify as a real estate investment trust under Maryland law without the approval of you or other shareholders. The Declaration of Trust permits the Board of Trustees to amend the Declaration of Trust to change the total number of shares of beneficial interest or the number of shares of any class of shares of beneficial interest that the Company has authority to issue without approval by you or other shareholders.

   The Common Shares are traded on the Nasdaq National Market System under the trading symbol "CARS."

Preferred Shares

   General. Preferred Shares may be offered and sold from time to time, in one or more series, as authorized by the Board of Trustees. The Board of Trustees is required by Maryland law and the Declaration of Trust to set for each series the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption. The Board of Trustees has the power to set preferences, powers and rights, voting or other terms of Preferred Shares that are senior to, or better than, the rights of holders of Common Shares or other classes or series of Preferred Shares. The offer and sale of Preferred Shares could have the effect of delaying or preventing a change of control of the Company that might involve a premium price for holders of Common Shares or otherwise be favorable to them.

Restrictions on Ownership and Transfer

   Restrictions on ownership and transfer of shares are important to ensure that the Company meets certain conditions under the Code to qualify as a REIT. For example, the Code contains the following requirements.

  . No more than 50% in value of a REIT's shares may be owned, actually or constructively (based on attribution rules in the Code), by 5 or fewer individuals during the last half of a taxable year or a proportionate part of a shorter taxable year (the "5/50 Rule"). The 5/50 Rule did not apply to the Company's first year as a REIT, but applies for years after 1998. Under the Code, individuals include certain tax-exempt entities except that qualified domestic pension funds are not generally treated as individuals.

  . If a REIT, or an owner of 10% or more of a REIT, is treated as owning 10% or more of a lessee of the REIT's property, the rent received by the REIT from the lessee will not be "qualifying income" for purposes of the REIT gross income tests of the Code.

  . A REIT's stock or beneficial interests must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. The 100 owner rule also did not apply to the Company's first year as a REIT, but applies for years after 1998.

   The Board of Trustees believes it is essential for the Company to continue to qualify as a REIT. Therefore, the Declaration of Trust, subject to certain exceptions described below, provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.9% of the outstanding Common Shares, Preferred Shares or any other series of shares of beneficial interest. In this prospectus, the term "Ownership Limitation" is used to describe this provision of the Declaration of Trust.

   Any transfer of Common Shares or Preferred Shares will be null and void, and the intended transferee will acquire no rights in such Common Shares or Preferred Shares if the transfer:

  . results in any person owning, directly or indirectly, Common Shares or Preferred Shares in excess of the Ownership Limitation;

  . results in the Common Shares and Preferred Shares being owned by fewer than 100 persons (determined without reference to any rules of attribution);

  . results in the Company being "closely held" (within the meaning of Section 856(h) of the Code); or

  . causes the Company to own, directly or constructively, 10% or more of the ownership interests in a tenant of the Company's or the Partnership's real property (within the meaning of Section 856 (d) (2) (B) of the Code).

   Automatic Transfer of Shares to Trust. With certain exceptions described below, the Common Shares or Preferred Shares will be designated as "Shares-in-Trust" and transferred automatically to a trust (the "Share Trust") if any purported transfer of Common Shares or Preferred Shares would violate any of the four restrictions above which cause the transfer to be null and void. The transfer to the Share Trust is effective as of the end of the business day before the purported transfer of such Common Shares or Preferred Shares. The record holder of the Common Shares or Preferred Shares that are designated as Shares-in-Trust (the "Prohibited Owner") must deliver those shares to the Company for registration in the name of the Share Trust. The Company will designate a Share Trustee who is not affiliated with the Company. The beneficiary of the Share Trust (the "Beneficiary") will be one or more charitable organizations named by the Company.

   Any Shares-in-Trust remain issued and outstanding Common Shares or Preferred Shares and are entitled to the same rights and privileges as all other shares of the same class or series. The Share Trust receives all dividends and distributions on the Shares-in-Trust and holds such dividends and distributions in trust for the benefit of the Beneficiary. The Share Trustee votes all Shares-in-Trust. The Share Trustee may also designate a permitted transferee of the Shares-in-Trust. The permitted transferee must purchase the Shares-in-Trust for valuable consideration and acquire the Shares-in-Trust without resulting in the transfer being null and void.

   The Prohibited Owner with respect to Shares-in-Trust must pay the Share Trust any dividends or distributions received by the Prohibited Owner (1) that are attributable to any Shares-in-Trust and (2) the record date for which was on or after the date that such shares became Shares-in-Trust. Upon sale or other disposition of the Shares-in-Trust to a permitted transferee, the Prohibited Owner generally will receive from the Share Trustee, the lesser of:

  . the price per share, if any, paid by the Prohibited Owner for the Common
    Shares or Preferred Shares, or if no amount was paid for such shares (e.g., if such shares were received through a gift or devise), the price per share equal to the market price (which is calculated as defined in the Declaration of Trust) on the date the shares were received;

  . the price per share received by the Share Trustee from the sale of such Shares-in-Trust.

   Any amounts received by the Share Trustee in excess of the amounts paid to the Prohibited Owner will be distributed to the Beneficiary. Unless sooner sold to a permitted transferee, upon the liquidation, dissolution or winding up of the Company, the Prohibited Owner generally will receive from the Share Trustee its share of the liquidation proceeds but in no case more than the price per share paid by the Prohibited Owner or, in the case of a gift or devise, the market price per share on the date such shares were received.

   The Shares-in-Trust will be offered for sale to the Company, or its designee, at a price per share equal to the lesser of (1) the price per share in the transaction that created such Shares-in-Trust (or, in the case of a gift or devise, the market price per share on the date of such transfer) or (2) the market price per share on the date that the Company, or its designee, accepts such offer. The Company may accept such offer for a period of ninety days after the later of (1) the date of the purported transfer which resulted in such Shares-in-Trust or (2) the date the Company determines in good faith that a transfer resulting in such Shares-in-Trust occurred.

   Any person who acquires or attempts to acquire Common Shares or Preferred Shares which would be null and void under the restrictions described above, or any person who owned Common Shares or Preferred Shares that were transferred to a Share Trust, must (1) give immediate written notice to the Company of such event and (2) provide the Company such other information as requested in order to determine the effect, if any, of such transfer on the Company's status as a REIT.

   If a shareholder owns more than 5% of the outstanding Common Shares and Preferred Shares, then the shareholder must notify the Company of its share ownership by January 30 of each year.

   The Ownership Limitation generally does not apply to the acquisition of Common Shares or Preferred Shares by an underwriter that participates in a public offering of such shares. In addition, the Board of Trustees may exempt a person from the Ownership Limitation under certain circumstances and conditions. The Board may not grant an exemption from the Ownership Limit to any proposed transferee whose ownership, direct or indirect, of shares of beneficial interest of the Company in excess of the Ownership Limit would result in the termination of the Company's status as a REIT. The restrictions described above will continue to apply until (1) the Board of Trustees determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT, and (2) there is an affirmative vote of two-thirds of the votes entitled to be cast on such matter at a regular or special meeting of the shareholders of the Company.

   The Company has waived the Ownership Limitation with respect to Friedman, Billings, Ramsey Group, Inc. and related persons to permit them to own the Common Shares.

   The Ownership Limitation could have the effect of delaying, deferring or preventing a transaction or a change in control of the Company that might involve a premium price for the Common Shares or Preferred Shares or otherwise be in the best interest of the shareholders of the Company. All certificates representing Common Shares or Preferred Shares will bear a legend referring to the restrictions described above.

Warrants

   Outstanding Warrants. As of May 7, 1999, the Company had warrants outstanding to acquire a total of 3,141,952 Common Shares. Warrants for a total of 2,691,952 Common Shares were exercisable by the holders on that date. Warrants for a total of 400,000 Common Shares will become exercisable for 25% of the Common Shares each year over a four year period beginning on January 5, 2000. The warrant for the remaining 50,000 Common Shares will become exercisable beginning on January 31, 2000. The warrants have been issued under written warrant agreements. The exercise price of each outstanding warrant is $15.00 per Common Share. Warrants for a total of 2,741,952 Common Shares are for terms of 5 years. Warrants for a total of 400,000 Common Shares are for terms of 10 years. Each warrant obligates the Company to file a registration statement after the warrant has been exercised by the holder to register the Common Shares if the holder so requests or if the Company files a registration statement for its own shares.

Registration Rights Agreements

   The Shares are being registered under a registration rights agreement entered into by the Company and the Selling Shareholder on February 19, 1998. Subject to certain conditions, the agreement grants the Selling Shareholder the right to (1) have the Company register Shares using Form S-3 (or its equivalent form of registration statement) no more than twice a year, (2) one demand registration right, and (3) unlimited piggy-back registration rights. See "Plan of Distribution."

   Under various agreements, including the Partnership's Partnership Agreement, the Company has also agreed to file a registration statement that covers:

  . the resale of Common Shares upon redemption of Units that were issued in private placements at the time of and since the Company's formation;

  . the resale of Common Shares held by FBR Asset Investment Corporation; and

  . the resale of Common Shares upon exercise of warrants.

   The Company must use its best efforts to maintain the effectiveness of these registration statements. The exchange of outstanding securities for Common Shares will increase the number of outstanding Common Shares and will increase the Company's percentage ownership interest in the Partnership.

Certain Provisions of Maryland Law and the Declaration of Trust and Bylaws

   The following summary of certain provisions of the Maryland General Corporation Law and the Company's Declaration of Trust and Bylaws is not complete. You should read Maryland General Corporation Law and the Company's Declaration of Trust and Bylaws for more complete information. The business combination provisions and the control share acquisition provisions of Maryland law, both of which are discussed below, could have the effect of delaying or preventing a change in control of the Company. Also, the removal of trustees provisions of the Declaration of Trust and the advance notice provisions of the Bylaws could have the effect of delaying or preventing a transaction or a change in control of the Company. These provisions could have the effect of discouraging offers to acquire the Company and of increasing the difficulty of consummating any such offer, even if the offer contains a premium price for holders of Common Shares or otherwise benefits shareholders.

   Business Combinations. Maryland General Corporation Law prohibits the Company from entering into "business combinations" and other corporate transactions unless special actions are taken. The business combinations that require such special actions include a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance of equity securities when the combination is between the Company and an "interested shareholder" (as defined below). An interested shareholder is (1) any person who beneficially owns 10% or more of the voting power of the Company's shares or (2) any affiliate of the Company which beneficially owned 10% or more of the voting power of the Company's shares within two years prior to the date in question. We may not engage in a business combination with an interested shareholder or any of its affiliates for five years after the interested shareholder becomes an interested shareholder. This prohibition does not apply to business combinations involving the Company that are exempted by the Board of Trustees before the interested shareholder becomes an interested shareholder.

   We may engage in business combinations with an interested shareholder if at least five years have passed since the person became an interested shareholder, but only if the transaction is:

     1. recommended by the board of trustees; and

     2. approved by at least

       a. 80% of the Company's outstanding shares entitled to vote, and

       b. two-thirds of the Company's outstanding shares entitled to vote that are not held by the interested shareholder.

   Shareholder approval will not be required if the Company's shareholders receive a minimum price (as defined in the statute) for their shares and the shareholders receive cash or the same form of consideration as the interested shareholder paid for its shares.

   Control Share Acquisitions. The Company's Declaration of Trust exempts acquisitions of shares of beneficial interest by any person from "control share acquisition" requirements discussed below. There is no assurance that such exemption will not be amended or eliminated in the future. If the exemption was eliminated, "control share acquisitions" would be subject to the following provisions.

   The Maryland General Corporation Law provides that "control shares" of a Maryland real estate investment trust acquired in a "control share acquisition" have no voting rights unless two-thirds of the shareholders (excluding shares owned by the acquirer, officers and trustees who are employees of the Company) approve their voting rights.

   "Control Shares" are shares that, if added with all other shares previously acquired, would entitle that person to vote, in electing the trustees,

  . 20% or more but less than one-third of such shares,

  . one-third or more but less than a majority of such shares, or

  . a majority of the outstanding shares.

   Control shares do not include shares the acquiring person is entitled to vote with shareholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

   If this provision becomes applicable to the Company, a person who has made or proposes to make a control share acquisition could, under certain circumstances, compel the Company's Board of Trustees to call a special meeting of shareholders to consider the voting rights of the control shares. The Company could also present the question at any shareholders meeting on its own.

   If this provision becomes applicable to the Company, subject to certain conditions and limitations, the Company would be able to redeem any or all control shares. If voting rights for control shares were approved at a shareholders meeting and the acquirer is entitled to vote a majority of the shares entitled to vote, all other shareholders could exercise appraisal rights and exchange their shares for a fair value as defined by statute.

   Limitation of Liability of Trustees and Officers. The Company's Declaration of Trust provides that, to the fullest extent that limitations on the liability of trustees and officers are permitted by the Maryland General Corporation Law, no trustee or officer will be liable to the Company or its shareholders for money damages. The Maryland General Corporation Law provides that the Company may restrict or limit the liability of trustees or officers for money damages except

  . to the extent anyone actually received an improper benefit or profit in money, property or services, or

  . a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding that the person's action was material to the cause of action adjudicated and the action or failure to act was the result of bad faith or active and deliberate dishonesty.

   Indemnification of Trustees and Officers. The Company's Declaration of Trust and Bylaws permit the Company to indemnify any of its trustees, officers, employees or agents. The Bylaws require the Company to indemnify each trustee or officer who has been successful in defending any proceeding to which he or she is made a party by reason of his or her service to the Company. The Company has also entered into separate indemnification agreements with each of its trustees and certain of its executive officers. The agreements require that the Company indemnify its trustees and officers to the fullest extent permitted by Maryland General Corporation Law. The agreements also require the Company to indemnify and advance all expenses incurred by trustees and officers seeking to enforce their indemnification agreements. The Company must also cover trustees and officers under its trustees' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage as the Company's Declaration of Trust and Bylaws, the agreements provide greater assurance to the trustees and officers that indemnification will be available because, as a contract, it cannot be modified unilaterally in the future by the Board of Trustees or by the Company's shareholders.

   The Maryland General Corporation Law provides that the Company may indemnify trustees and officers unless

  . the trustee actually received an improper benefit or profit in money property or services,

  . the act or omission of the trustee was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, or

  . in a criminal proceeding, the trustee had reasonable cause to believe that the act or omission was unlawful.

   The Company's Bylaws require, as a condition to advancing expenses, (1) a written affirmation by the trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company and (2) a written affirmation to repay the amount paid by the Company if it is determined that the trustee or officer was not entitled to indemnification.

   Maryland Asset Requirements. To maintain the Company's qualification as a Maryland real estate investment trust, the Company must hold, either directly or indirectly, at least 75% of the value of its assets in real estate assets, mortgages or mortgage related securities, government securities, cash and cash equivalent items, including high-grade short-term securities and receivables. The Company is also prohibited from using or applying land for farming, agricultural, horticultural or similar purposes.

   Meetings of Shareholders. The Company's Bylaws provide for annual meetings of shareholders to elect the Board of Trustees and transact such other business as may properly be brought before the meeting. Special meetings of shareholders may be called by the President, the Board of Trustees or the Chairman of the Board and shall be called at the request in writing of the holders of 50% or more of the outstanding shares of beneficial interest of the Company entitled to vote.

   The Bylaws provide that any action required or permitted to be taken at a meeting of shareholders may be taken by unanimous written consent without a meeting. The written consent must, among other items, specify the action to be taken and be signed by each shareholder entitled to vote on the matter.

Transfer Agent and Registrar

   The Company's transfer agent and registrar for the Common Shares is American Stock Transfer & Trust Company.

                        FEDERAL INCOME TAX CONSEQUENCES

   The following sections summarize the federal income tax issues that you, as a prospective holder of common shares, may consider relevant. Because this section is a summary, it does not address all of the tax issues that may be important to you. In addition, this section does not address the tax issues that may be important to certain types of shareholders that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations (except to the extent discussed in "-- Taxation of Tax-Exempt U.S. Shareholders" below), financial institutions and broker-dealers, and non-U.S. individuals and foreign corporations (except to the extent discussed in "--Taxation of Non-U.S. Shareholders" below).

   The statements in this section are based on the current federal income tax laws governing the Company's qualification as a REIT. The Company cannot assure you that new laws, interpretations of laws or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

   The Company urges you to consult your own tax advisor regarding the specific tax consequences to you of the Company's election to be taxed as a REIT. Specifically, you should consult your own tax adviser regarding the federal, state, local, foreign and other tax consequences of such investment and election, and regarding potential changes in applicable tax laws.

Taxation of the Company

   The Company will elect to be taxed as a REIT under the federal income tax laws when it files its 1998 tax return. The Company has operated in a manner intended to qualify as a REIT and it intends to continue to operate in that manner. This section discusses the laws governing the federal income tax treatment of a REIT and its shareholders. These laws are highly technical and complex.

   In the opinion of the Company's tax counsel, Wilmer, Cutler & Pickering, (1) the Company will qualify as a REIT under section 856 through 859 of the Code with respect to the Company's first taxable year ended

December 31, 1998; and (2) the Company is organized in conformity with the requirements for qualification as a REIT under the Code and its current method of operation will enable it to meet the requirements for qualification as a REIT for the current taxable year and for future taxable years. With respect to its current and future years, however, the Company's status as a REIT at any time is dependent, among other things, upon its meeting certain requirements through out the year as a whole. You should be aware that opinions of counsel are not binding on the IRS or any court. Wilmer, Cutler & Pickering based this opinion on various assumptions and factual representations made by the Company. The Company's qualification as a REIT depends on its ability to meet, on a continuing basis, certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that the Company earns from specified sources, the percentage of its assets that fall within certain categories, the diversity of its share ownership, and the percentage of its earnings that it distributes. We describe the REIT qualification tests in more detail below. Wilmer, Cutler & Pickering will not monitor the Company's compliance with the requirements for REIT qualification on an ongoing basis. Accordingly, no assurance can be given that the Company's actual operating results will satisfy the qualification tests. For a discussion of the tax treatment of the Company and its shareholders if the Company fails to qualify as a REIT, see "--Failure to Qualify."

   If the Company qualifies as a REIT, it generally will not be subject to federal income tax on the taxable income that it distributes to its shareholders. The benefit of that tax treatment is that it avoids the "double taxation" (i.e., at both the corporate and shareholder levels) that generally results from owning stock in a corporation. However, the Company will be subject to federal tax in the following circumstances:

  . the Company will pay federal income tax on taxable income (including net capital gain) that it does not distribute to its shareholders during, or within a specified time period after, the calendar year in which the income is earned;

  . the Company may be subject to the " alternative minimum tax" on any items of tax preference that it does not distribute or allocate to its shareholders;

  . the Company will pay income tax at the highest corporate rate on (i) net income from the sale or other disposition of property acquired through foreclosure ("foreclosure property") that it holds primarily for sale to customers in the ordinary course of business and (ii) other non-qualifying income from foreclosure property;

  . the Company will pay a 100% tax on net income from certain sales or other dispositions of property (other than foreclosure property) that it holds primarily for sale to customers in the ordinary course of business ("prohibited transactions");

  . if the Company fails to satisfy the 75% gross income test or the 95% gross income test (as described below under "--Requirements for Qualification--Income Tests"), and nonetheless continues to qualify as a REIT because it meets certain other requirements, it will pay a 100% tax on (i) the gross income attributable to the greater of the amounts by which it fails the 75% and 95% gross income tests, multiplied by (ii) a fraction intended to reflect its profitability;

  . if the Company fails to distribute during a calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, it will pay a 4% excise tax on the excess of such required distribution over the amount it actually distributed;

  . the Company may elect to retain and pay income tax on its net long-term capital gain; or

  . if the Company acquires any asset from a C corporation (i.e., a corporation generally subject to full corporate-level tax) in a merger or other transaction in which it acquires a "carryover" basis in the asset (i.e., basis determined by reference to the C corporation"s basis in the asset (or another asset)), it will pay tax at the highest regular corporate rate applicable if it recognizes gain on the sale or disposition of such asset during the 10-year period after it acquires such asset. The amount of gain on which it will pay tax is the lesser of
    (i) the amount of gain that it recognizes at the time of the sale or disposition and (ii) the amount of gain that it would have recognized if it had sold the asset at the time it acquired the asset. The rule described in this paragraph will apply assuming that the Company makes an election under IRS Notice 88-19 upon its acquisition of an asset from a C corporation.

Requirements for REIT Qualification

   In order to qualify as a REIT, the Company must be a corporation, trust or association that meets the following requirements:

     1. it is managed by one or more trustees or directors;

     2. its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest;

     3. it would be taxable as a domestic corporation, but for sections 856 through 860 of the Code;

     4. it is neither a financial institution nor an insurance company subject to certain provisions of the Code;

     5. at least 100 persons are beneficial owners of its shares or ownership certificates;

     6. not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of any taxable year (the "5/50 Rule");

     7. it elects to be a REIT (or has made such election for a previous taxable year) and satisfies all relevant filing and other administrative requirements established by the Service that must be met to elect and maintain REIT status;

     8. it uses a calendar year for federal income tax purposes and complies with the record keeping requirements of the Code and the related Treasury Regulations; and

     9. it meets certain other qualification tests, described below, regarding the nature of its income and assets.

   The Company must meet requirements 1 through 4 during its entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. The Company was not required to meet requirements 5 and 6 during 1998. If the Company complies with all the requirements for ascertaining the ownership of its outstanding shares in a taxable year and has no reason to know that it violated the 5/50 Rule, it will be deemed to have satisfied the 5/50 Rule for such taxable year. For purposes of determining share ownership under the 5/50 Rule, an "individual" generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An "individual," however, generally does not include a trust that is a qualified employee pension or profit sharing trust under Code section 401(a), and beneficiaries of such a trust will be treated as holding shares of the Company in proportion to their actuarial interests in the trust for purposes of the 5/50 Rule.

   The Company believes it has issued sufficient Common Shares with sufficient diversity of ownership to satisfy requirements 5 and 6 set forth above. In addition, the Company's Declaration of Trust restricts the ownership and transfer of the Common Shares so that the Company should continue to satisfy requirements 5 and 6. The provisions of the Declaration of Trust restricting the ownership and transfer of the Common Shares are described in "Description of Shares of Beneficial Ownership--Restrictions on Ownership and Transfer."

   The Company currently has several direct corporate subsidiaries and may have additional corporate subsidiaries in the future. A corporation that is a "qualified REIT subsidiary" is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A

"qualified REIT subsidiary" is a corporation, all of the capital stock of which is owned by the REIT. Thus, in applying the requirements described herein, any "qualified REIT subsidiary" of the Company will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as assets, liabilities, and items of income, deduction, and credit of the Company. The Company believes its direct corporate subsidiaries are qualified REIT subsidiaries. Accordingly, they are not subject to federal corporate income taxation, though they may be subject to state and local taxation.

   A REIT is treated as owning its proportionate share of the assets of any partnership in which it is a partner and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, the Company's proportionate share of the assets, liabilities and items of income of the Partnership and of any other partnership (or limited liability company treated as a partnership) in which the Company has acquired or will acquire an interest, directly or indirectly (a "Subsidiary Partnership"), are treated as assets and gross income of the Company for purposes of applying the various REIT qualification requirements.

Income Tests

   The Company must satisfy two gross income tests annually to maintain its qualification as a REIT:

  . At least 75% of its gross income (excluding gross income from prohibited transactions) for each taxable year must consist of defined types of income that it derives, directly or indirectly, from investments relating to real property or mortgages on real property or temporary investment income (the "75% gross income test"). Qualifying income for purposes of the 75% gross income test includes "rents from real property," interest on debt secured by mortgages on real property or on interests in real property, and dividends or other distributions on and gain from the sale of shares in other REITs; and

  . At least 95% of its gross income (excluding gross income from prohibited transactions) for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, dividends, other types of interest, gain from the sale or disposition of stock or securities, or any combination of the foregoing (the "95% gross income test").

   The following paragraphs discuss the specific application of these tests to the Company.

   Rental Income. The Partnership's primary source of income derives from leasing properties to dealer groups. The leases generally are on a "triple-net" basis, which require the lessees to pay substantially all expenses associated with the operation of the properties, such as real estate taxes, insurance, utilities, services, maintenance and other operating expenses and any ground lease payments.

   Rents under the leases will constitute "rents from real property" only if the leases are treated as true leases for federal income tax purposes and are not treated as service contracts, joint ventures, financing arrangements or some other type of arrangement. The determination of whether the leases are true leases depends on an analysis of all surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following: (1) the intent of the parties; (2) the form of the agreement; (3) the degree of control over the property that is retained by the property owner (e.g., whether the lessee has substantial control over the operation of the property or whether the lessee was required simply to use its best efforts to perform its obligations under the agreement); (4) the extent to which the property owner retains the risk of loss with respect to the operation of the property (e.g., whether the lessee bears the risks of increases in operating expenses or the risk of damage to the property); and (5) the extent to which the property owner retains the burdens and benefits of ownership of the property.

   Capital Automotive Group believes that each lease will be treated as a true lease for federal income tax purposes. Such belief is based, in part, on the following facts:

     1. Capital Automotive Group and the lessees intend for the relationship with the Partnership to be that of a lessor and lessee and such relationship will be documented by lease agreements;

     2. the lessees will have the right to exclusive possession and use and quiet enjoyment of the properties during the term of the leases;

     3. the lessees will bear the cost of, and be responsible for, day-to-day maintenance and repair of the properties, and will dictate how the properties are operated, maintained, and improved;

     4. the lessees will bear all of the costs and expenses of operating the properties during the terms of the leases;

     5. the lessees will benefit from any savings in the costs of operating the properties during the terms of the leases;

     6. the lessees will generally indemnify Capital Automotive Group against all liabilities imposed on Capital Automotive Group during the term of the leases by reason of (a) injury to persons or damage to property occurring at the properties, or (b) the lessees' use, management, maintenance or repair of the properties;

     7. the lessees are obligated to pay fixed rent for the period of use of the properties;

     8. the lessees stand to reap substantial gains (or incur substantial losses) depending on how successfully they operate the properties;

     9. the useful lives of the properties are significantly longer than the terms of the leases; and

     10. Capital Automotive Group will receive the benefit of increases in value, and will bear the risk of decreases in value, of the properties during the terms of the leases.

   If the IRS were to challenge successfully the characterization of the leases as true leases, the Partnership would not be treated as the owner of the property in question for federal income tax purposes and the Partnership would lose tax depreciation and cost recovery deductions with respect to such property, which in turn could cause the Company to fail to qualify as a REIT. See "--Distribution Requirements."

   Shareholders should be aware that there are no controlling Treasury regulations, published rulings, or judicial decisions involving leases with terms substantially similar to those contained in the leases that address whether such leases constitute true leases for federal income tax purposes. If the leases are recharacterized as financing arrangements or partnership agreements, rather than true leases, part or all of the payments that the Partnership receives from the lessees may not be considered rent or may not otherwise satisfy the various requirements for qualification as "rents from real property." In that case, the Company likely would not be able to satisfy either the 75% or 95% gross income tests and, as a result, would lose REIT status. Capital Automotive Group received an opinion of counsel at the time of its initial public offering that the leases entered into at that time were true leases. That opinion is not binding on the IRS. Capital Automotive Group will use its best efforts to structure any leasing transaction for properties acquired in the future such that the lease will be characterized as a "true lease " and the Partnership will be treated as the owner of the property in question for federal income tax purposes and has generally entered into leases substantially similar to those entered into at the time of the initial public offering. The Company will not seek an advance ruling from the IRS and does not intend to seek an opinion of counsel that it will be treated as the owner of any other leased properties for federal income tax purposes, and thus there can be no assurance that future leases will be treated as true leases for federal income tax purposes.

   In addition, rent that the Partnership receives from real property that it owns and leases to lessees will qualify as "rents from real property" (which is qualifying income for purposes of the 75% and 95% gross income tests) only if several conditions are met under the REIT tax rules:

  . The rent must not be based, in whole or in part, on the income or profits of any person although, generally, rent may be based on a fixed percentage or percentages of receipts or sales. The Partnership has not entered into any lease based in whole or part on the net income of any person and does not anticipate entering into such arrangements.

  . Neither the Company nor someone who owns 10% or more of the Company's shares may own 10% or more of a lessee from whom the Partnership receives rent. The ownership of the Company and a lessee is determined based on direct, indirect and constructive ownership. The constructive ownership rules generally provide that if 10% or more in value of the shares of the Company are owned, directly or indirectly, by or for any person, the Company is considered as owning the shares owned, directly or indirectly, by or for such person. The applicable attribution rules, however, are highly complex and difficult to apply, and the Partnership may inadvertently enter into leases with lessees who, through application of such rules, will constitute "Related Party Tenants." In such event, rent paid by the Related Party Tenant will not qualify as "rents from real property," which may jeopardize the Company's status as a REIT. The Partnership will use its best efforts not to rent any property to a Related Party Tenant (taking into account the applicable constructive ownership rules), unless the Company determines in its discretion that the rent received from such Related Party Tenant is not material and will not jeopardize the Company's status as a REIT. The Company believes that the Partnership has not leased property to any Related Party Tenant.

  . The rent attributable to any personal property leased in connection with a lease of property is no more than 15% of the total rent received under the lease. In general, the Partnership has not leased personal property under its current leases. If any incidental personal property has been leased, Capital Automotive Group believes that rent from the personal property would be less than 15% of total rent from that lease. If the Partnership were to lease personal property in connection with a future lease, Capital Automotive Group intends to satisfy the 15% test described above.

  . Capital Automotive Group generally must not operate or manage its property or furnish or render services to its lessees, other than through an "independent contractor" who is adequately compensated and from whom Capital Automotive Group does not derive revenue. Capital Automotive Group may provide services directly, if the services are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant." In addition, Capital Automotive Group may render directly a de minimis amount of "non-customary" services to the lessees of a property without disqualifying the income as "rents from real property," as long as its income from the services does not exceed 1% of its income from the related property. Capital Automotive Group has not provided services to leased properties itself or through an independent contractor. In the future, Capital Automotive Group intends that any services provided will not cause rents to be disqualified as rents from real property.

   Based on the foregoing, the Company believes that rent from leases should qualify as "rents from real property" for purposes of the 75% and 95% gross income tests. As described above, however, there can be no complete assurance that the IRS will not assert successfully a contrary position and, therefore, prevent the Company from qualifying as a REIT.

   On an ongoing basis, the Company will use its best efforts not to cause the Partnership to:

  . charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above);

  . rent any property to a Related Party Tenant (taking into account the applicable constructive ownership rules), unless the Company determines in its discretion that the rent received from such Related Party Lessee is not material and will not jeopardize the Company's status as a REIT;

  . derive rental income attributable to personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease); and

  . perform services considered to be rendered to the occupant of the property, unless such services generate rents not in excess of 1% of all amounts received or accrued during the taxable year with respect to such property, other than through an independent contractor from whom the Company derives no revenue or if the provisions of such services will not jeopardize the Company's status as a REIT.

   Because the Code provisions applicable to REITs are complex, however, the Company may fail to meet one or more of the foregoing.

   Interest Income. Capital Automotive Group may offer financing to dealer groups for the development of property used by dealerships and earn interest with respect to such financings. For purposes of the 75% and 95% gross income tests, amounts received or accrued (directly or indirectly), which are based in whole or in part on the income or profits of any person are generally not treated as interest. An amount received or accrued will generally be treated as interest even if it is based (1) on a fixed percentage or percentages of receipts or sales or (2) on the income or profits of a debtor if the debtor derives substantially all of its gross income from the related property through the leasing of substantially all of its interests in the property, but only to the extent the amounts received by the debtor would be characterized as "rents from real property" if received by a REIT. Furthermore, to the extent that interest from a loan that is based on the cash proceeds from the sale of the property securing the loan constitutes a "shared appreciation provision" (as defined in the Code), income attributable to such participation feature will be treated as gain from the sale of the secured property, which generally is qualifying income for purposes of the 75% and 95% gross income tests.

   Interest on obligations secured by mortgages on real property or on interests in real property generally is qualifying income for purposes of the 75% gross income tests. However, if Capital Automotive Group receives interest income with respect to a loan that is secured by both real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date Capital Automotive Group acquired the loan, the interest income from the loan will be apportioned between the real property and the other property. This apportionment may cause the Company to recognize income that is not qualifying income for purposes of the 75% gross income test. The Company intends to structure any such financing arrangement such that it will continue to qualify as a REIT.

   Tax on Income From Property Acquired in Foreclosure. The Company will be subject to tax at the maximum corporate rate on any income from foreclosure property (other than income that would be qualifying income for purposes of the 75% gross income test), less expenses directly connected to the production of such income. "Foreclosure property" is any real property (including interests in real property) and any personal property incident to such real property:

  . that is acquired by a REIT at a foreclosure sale, or having otherwise become the owner or in possession of the property by agreement or process of law, after a default (or imminent default) on a lease of such property or on an indebtedness owed to the REIT secured by the property;

  . for which the related loan was acquired by the REIT at a time when default was not imminent or anticipated; and

  . for which the REIT makes a proper election to treat the property as foreclosure property.

   A REIT will not be considered to have foreclosed on a property where it takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Generally, property acquired as described above ceases to be foreclosure property on the earlier of:

  . the last day of the third taxable year following the taxable year in which the Partnership acquired the property (or longer if an extension is granted by the Secretary of the Treasury);

  . the first day on which a lease is entered into with respect to such property that, by its terms, will give rise to income that does not qualify under the 75% gross income test or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify under the 75% gross income test;

  . the first day on which any construction takes place on such property
    (other than completion of a building, or any other improvement, where more than 10% of the construction of such building or other improvement was completed before default became imminent); or

  . the first day that is more than 90 days after the day on which such property was acquired by the REIT and the property is used in a trade or business that is conducted by the REIT (other than through an independent contractor from whom the REIT itself does not derive or receive any income).

   Tax on Prohibited Transactions. A REIT will incur a 100% tax on net income derived from any "prohibited transaction." A "prohibited transaction" generally is a sale or other disposition of property (other than foreclosure property) that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. Capital Automotive Group believes that none of its assets is held for sale to customers and that a sale of any such asset would not be in the ordinary course of its business. Whether a REIT holds an asset "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Capital Automotive Group will attempt to comply with the terms of safe-harbor provisions in the Code prescribing when an asset sale will not be characterized as a prohibited transaction if Capital Automotive Group determines that an asset is held primarily for sale to customers in the ordinary course of business. Capital Automotive Group may fail to comply with such safe-harbor provisions or may own property that could be characterized as property held "primarily for sale to customers in the ordinary course of a trade or business."

   Relief from Consequences of Failing to Meet Income Tests. If the Company fails to satisfy one or both of the 75% and 95% gross income tests for any taxable year, it nevertheless may qualify as a REIT for such year if it qualifies for relief under certain provisions of the Code. Those relief provisions generally will be available if the Company's failure to meet such tests is due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its tax return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. The Company may not qualify for the relief provisions in all circumstances. In addition, as discussed above in "--Taxation of the Company," even if the relief provisions apply, the Company would incur a 100% tax on gross income to the extent it fails the 75% and 95% gross income tests (whichever amount is greater), multiplied by a fraction intended to reflect its profitability.

Asset Tests

   To maintain its qualification as a REIT, the Company also must satisfy two asset tests at the close of each quarter of each taxable year:

  . At least 75% of the value of its total assets must consist of cash or cash items (including certain receivables), government securities, "real estate assets," or qualifying temporary investments (the "75% asset test").

    * "Real estate assets" include interests in real property, interests in mortgages on real property and stock in other REITs. The Company believes that the properties qualify as real estate assets.

    * "Interests in real property" includes an interest in mortgage loans or land and improvements thereon, such as buildings or other inherently permanent structures (including items that are structural components of such buildings or structures), a leasehold of real property, and an option to acquire real property (or a leasehold of real property).

    * Qualifying temporary investments are investments in stock or debt instruments during the one-year period following the Company's receipt of new capital that it raises through equity or long-term (at least five-years) debt offerings.

  . For investments not included in the 75% asset test, (A) the value of its interest in any one issuer's securities (which does not include its equity ownership of other REITs, the Partnership or any qualified REIT subsidiary) may not exceed 5% of the value of its total assets (the "5% asset test") and (B) the Company may not own more than 10% of any one issuer's outstanding voting securities which does not include its equity ownership in other REITs, the Partnership or any qualified REIT subsidiary (the "10% asset test").

   The Company intends to select future investments so as to comply with the asset tests.

   If the Company failed to satisfy the asset tests at the end of a calendar quarter, it would not lose its REIT status if (i) it satisfied the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of its assets and the asset test requirements arose from changes in the market values of its assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets. If the Company did not satisfy the condition described in clause (ii) of the preceding sentence, it still could avoid disqualification as a REIT by eliminating any discrepancy within 30 days after the close of the calendar quarter in which the discrepancy arose.

Distribution Requirements

   Each taxable year, the Company must distribute dividends (other than capital gain dividends and deemed distributions of retained capital gain) to its shareholders as follows:

  . an aggregate amount at least equal to (1) the sum of 95% of (A) its "REIT taxable income" (computed without regard to the dividends paid deduction and its net capital gain or loss) and (B) its net income (after tax), if any, from foreclosure property, minus (2) certain items of non-cash income.

  . at least 95% of the built-in gain (after tax), if any, recognized on the disposition of any asset acquired from a C corporation in a carryover basis transaction during its Recognition Period (pursuant to Treasury regulations which have not yet been promulgated).

   The Company must pay such distributions in the taxable year to which they relate, or in the following taxable year if it declares the distribution before it timely files its federal income tax return for such year and pays the distribution on or before the first regular dividend payment date after such declaration.

   The Company will pay federal income tax on taxable income (including net capital gain) that it does not distribute to shareholders. Furthermore, it will incur a 4% nondeductible excise tax if it fails to distribute during a calendar year (or, in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January following such calendar year) at least the sum of (1) 85% of its REIT ordinary income for such year, (2) 95% of its REIT capital gain income for such year, and (3) any undistributed taxable income from prior periods. The excise tax is on the excess of such required distribution over the amounts it actually distributed. The Company may elect to retain and pay income tax on the net long-term capital gain it receives in a taxable year. See "--Taxation of Taxable U.S. Shareholders." For purposes of the 4% excise tax, it will be treated as having distributed any such retained amount. The Company has made, and the Company intends to continue to make, timely distributions sufficient to satisfy the annual distribution requirements.

   It is possible that, from time to time, the Company may experience timing differences between (1) the actual receipt of income and actual payment of deductible expenses and (2) the inclusion of that income and deduction of such expenses in arriving at its REIT taxable income. For example, the Company may not deduct recognized capital losses from its "REIT taxable income." Further, it is possible that, from time to time, the Company may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds its allocable share of cash attributable to that sale. As a result of the foregoing, the Company may have less cash than is necessary to distribute all of its taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, it may need to borrow funds or issue Preferred Shares or additional Common Shares.

   The Company intends to calculate its "REIT taxable income" based upon the conclusion that the Partnership is the owner for federal income tax purposes of all of the properties. As a result, the Company expects that depreciation deductions with respect to all such properties will reduce its "REIT taxable income." If the IRS were to successfully challenge this position, the Company might be deemed retroactively to have failed to meet the distribution requirement and would have to rely on the payment of a "deficiency dividend" in order to retain its REIT status.

   Under certain circumstances, the Company may be able to correct a failure to meet the distribution requirement for a year by paying "deficiency dividends" to its shareholders in a later year. The Company may include such deficiency dividends in its deduction for dividends paid for the earlier year. Although the Company may be able to avoid income tax on amounts distributed as deficiency dividends, it will be required to pay interest to the IRS based upon the amount of any deduction it takes for deficiency dividends.

Partnership Anti-Abuse Rule

   The United States Treasury Department has issued a regulation (the "Anti-Abuse Rule") under the partnership provisions of the Code that authorizes the IRS, in certain "abusive" transactions involving partnerships, to disregard the form of the transaction and recast it for federal tax purposes as the IRS deems appropriate. The Anti-Abuse Rule applies where a partnership is formed or utilized in connection with a transaction (or series of related transactions) with a principal purpose of substantially reducing the present value of the partners' aggregate federal tax liability in a manner inconsistent with the intent of the partnership provisions. The Anti-Abuse Rule states that the partnership provisions are intended to permit taxpayers to conduct joint business (including investment) activities through a flexible economic arrangement that accurately reflects the partners' economic agreement and clearly reflects the partners' income without incurring any entity-level tax. The purposes for structuring a transaction involving a partnership are determined based on all of the facts and circumstances, including a comparison of the purported business purpose for a transaction and the claimed tax benefits resulting from the transaction. A reduction in the present value of the partners' aggregate federal tax liability through the use of a partnership does not, by itself, establish inconsistency with the intent of the partnership provisions.

   The Anti-Abuse Rule contains an example in which a corporation that elects to be treated as a REIT contributes substantially all of the proceeds from a public offering to a partnership in exchange for a general partner interest. The limited partners of the partnership contribute real property assets to the partnership, subject to liabilities that exceed their respective aggregate bases in such property. In addition, the limited partners have the right, beginning one year after the formation of the partnership, to require the redemption of their limited partnership interests in exchange for cash or REIT shares (at the corporation's option) equal to the fair market value of their respective interests in the partnership at the time of the redemption. The example concludes that the use of the partnership is not inconsistent with the intent of the partnership provisions and, thus, cannot be recast by the IRS. Based on the foregoing, the Company believes that the Anti-Abuse Rule will not have any adverse impact on the Company's ability to qualify as a REIT. However, the Anti-Abuse Rule is extraordinarily broad in scope and is applied based on an analysis of all of the facts and circumstances. As a result, there can be no assurance that the Service will not attempt to apply the Anti-Abuse Rule to the Company. If the conditions of the Anti-Abuse Rule are met, the IRS is authorized to take appropriate enforcement action, including disregarding the Partnership for federal tax purposes or treating one or more of its partners as non-partners. Any such action potentially could jeopardize the Company's status as a REIT.

Record keeping Requirements

   The Company must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, it must request on an annual basis certain information from its shareholders designed to disclose the actual ownership of its outstanding Common Shares. The Company has complied, and the Company intends to continue to comply, with such requirements.

Failure to Qualify

   If the Company failed to qualify as a REIT in any taxable year, and no relief provision applied, it would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. In calculating its taxable income in a year in which it failed to qualify as a REIT, the Company would not be able to deduct amounts paid out to shareholders. In fact, the Company would not be required to distribute any amounts to shareholders in such year. In such event, to the extent of its current and accumulated earnings and profits, all distributions to shareholders would be taxable as ordinary income. Subject to certain limitations of the Code, corporate shareholders might be eligible for the dividends received deduction. Unless the Company qualified for relief under specific statutory provisions, it also would be disqualified from taxation as a REIT for the four taxable years following the year during which it ceased to qualify as a REIT. The Company cannot predict whether in all circumstances it would qualify for such statutory relief.

Taxation of Taxable U.S. Shareholders

   As long as the Company qualifies as a REIT, a taxable "U.S. Shareholder" must take into account distributions out of the Company's current or accumulated earnings and profits (and that it does not designate as capital gain dividends or retained long-term capital gain) as ordinary income. A U.S. Shareholder will not qualify for the dividends received deduction generally available to corporations. As used herein, the term "U.S. Shareholder" means a holder of Common Shares that for U.S. federal income tax purposes is

  . a citizen or resident of the United States,

  . a corporation, partnership, or other entity created or organized in or under the laws of the United States or of a political subdivision thereof,

  . an estate whose income is subject to U.S. federal income taxation regardless of its source, or

  . any trust with respect to which (A) a U.S. court is able to exercise primary supervision over the administration of such trust and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust.

   A U.S. Shareholder will recognize distributions that the Company designates as capital gain dividends as long-term capital gain (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the U.S. Shareholder has held its Common Shares. Subject to certain limitations, the Company will designate its capital gain dividends as either 20% or 25% rate distributions. A corporate U.S. Shareholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

   The Company may elect to retain and pay income tax on the net long-term capital gain that it receives in a taxable year. In that case, a U.S. Shareholder would be taxed on its proportionate share of the Company's undistributed long-term capital gain. The U.S. Shareholder would receive a credit or refund for its proportionate share of the tax the Company paid. The U.S. Shareholder would increase the basis in its Common Shares by the amount of its proportionate share of the Company's undistributed long-term capital gain, minus its share of the tax the Company paid.

   A U.S. Shareholder will not incur tax on a distribution in excess of the Company's current and accumulated earnings and profits if such distribution does not exceed the adjusted basis of the U.S. Shareholder's Common Shares. Instead, such distribution will reduce the adjusted basis of such Common Shares. A U.S. Shareholder will recognize a distribution in excess of both the Company's current and accumulated earnings and profits and the U.S. Shareholder's adjusted basis in its Common Shares as long-term capital gain (or short-term capital gain if the Common Shares have been held for one year or less), assuming the Common Shares are a capital asset in the hands of the U.S. Shareholder. In addition, if the Company declares a distribution in October, November, or December of any year that is payable to a U.S. Shareholder of record on a specified date in any such month, such distribution shall be treated as both paid by the Company and received by the U.S. Shareholder on December 31 of such year, provided that the Company actually pays the distribution during January of the following calendar year. The Company will notify U.S. Shareholders after the close of its taxable year as to the portions of the distributions attributable to that year that constitute ordinary income or capital gain dividends.

   Taxation of U.S. Shareholders on the Disposition of the Common Shares. In general, a U.S. Shareholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of the Common Shares as long-term capital gain or loss if the U.S. Shareholder has held the Common Shares for more than one year and otherwise as short-term capital gain or loss. However, a U.S. Shareholder must treat any loss upon a sale or exchange of Common Shares held by such shareholder for six months or less (after applying certain holding period rules) as a long-term capital loss to the extent of capital gain dividends and other distributions from the Company that such U.S. Shareholder treats as long-term capital gain. All or a portion of any loss a U.S. Shareholder realizes upon a taxable disposition of the Common Shares may be disallowed if the U.S. Shareholder purchases additional Common Shares within 30 days before or after the disposition.

   Capital Gains and Losses. A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is 39.6%. The maximum tax rate on long-term capital gain applicable to non-corporate taxpayers is 20% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of "section 1250 property" (i.e., depreciable real property) is 25% to the extent that such gain would have been treated as ordinary income if the property were "section 1245 property." With respect to distributions that the Company designates as capital gain dividends and any retained capital gain that it is deemed to distribute, the Company may designate (subject to certain limits) whether such a distribution is taxable to its non-corporate shareholders at a 20% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. A U.S. Shareholder required to include retained long-term capital gains in income will be deemed to have paid, in the taxable year of the inclusion, its proportionate share of the tax paid by the Company in respect of such undistributed net capital gains. U.S. Shareholders subject to these rules will be allowed a credit or a refund, as the case may be, for the tax deemed to have been paid by such shareholders. U.S. Shareholders will increase their basis in their Common Shares by the difference between the amount of such includible gains and the tax deemed paid by the U.S. Shareholder in respect of such gains. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

   Information Reporting Requirements and Backup Withholding. The Company will report to its shareholders and to the IRS the amount of distributions it pays during each calendar year, and the amount of tax it withholds, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to distributions unless such holder
(1) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (2) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. A shareholder who does not provide the Company with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to the Company. The Treasury Department has issued final regulations regarding the backup withholding rules as applied to Non-U.S. shareholders. Those regulations alter the current system of backup withholding compliance and are effective for distributions made after December 31, 1999. See "--Taxation of Non-U.S. Shareholders."

Taxation of Tax-Exempt U.S. Shareholders

   Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts and annuities ("Exempt Organizations"), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income ("UBTI"). While many investments in real estate generate UBTI, the IRS has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI, provided that the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that the Company distributes to Exempt Organizations generally should not constitute UBTI. However, if an Exempt Organization were to finance its acquisition of the Common Shares with debt, a portion of the income that they receive from the Company would constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17), and (20), respectively, of Code section 501(c) are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from the Company as UBTI. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of the Company's shares is required to treat a percentage of the dividends that it receives from the Company as UBTI (the "UBTI Percentage"). The UBTI Percentage is equal to the gross income the Company derives from an unrelated trade or business (determined as if it were a pension trust) divided by its total gross income for the year in which it pays the dividends. The UBTI rule applies to a pension trust holding more than 10% of the Company's shares only if:

  . the UBTI Percentage is at least 5%;

  . the Company qualifies as a REIT by reason of the modification of the 5/50
    Rule that allows the beneficiaries of the pension trust to be treated as holding the Company's shares in proportion to their actuarial interests in the pension trust; and

  . the Company is a "pension-held REIT" (i.e., either (1) one pension trust owns more than 25% of the value of its shares or (2) a group of pension trusts individually holding more than 10% of the value of its shares collectively owns more than 50% of the value of its shares).

   Tax-exempt entities will be subject to the rules described above, under the heading "--Taxation of Taxable U.S. Shareholders" concerning the inclusion of the Company's designated undistributed net capital gains in the income of its shareholders. Thus, such entities will, after satisfying filing requirements, be allowed a credit or refund of the tax deemed paid by such entities in respect of such includible gains.

Taxation of Non-U.S. Shareholders

   The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex. This section is only a summary of such rules. We urge Non-U.S. Shareholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on ownership of Common Shares, including any reporting requirements.

   Ordinary Dividends. A Non-U.S. Shareholder that receives a distribution that is not attributable to gain from the Company's sale or exchange of U.S. real property interests (as defined below) and that the Company does not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that the Company pays such distribution out of its current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the Non-U.S. Shareholder's conduct of a U.S. trade or business, the Non-U.S. Shareholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. Shareholders are taxed with respect to such distributions (and also may be subject to the 30% branch profits tax in the case of a Non-U.S. Shareholder that is a non-U.S. corporation). The Company plans to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a Non-U.S. Shareholder unless (i) a lower treaty rate applies and the Non-U.S. Shareholder files the required form evidencing eligibility for that reduced rate with the Company or (ii) the Non-U.S. Shareholder files an IRS Form 4224 with the Company claiming that the distribution is effectively connected income. The U.S. Treasury

Department has issued final regulations that modify the manner in which the Company will comply with the withholding requirements. Those regulations are effective for distributions made after December 31, 1999.

   Distributions to a Non-U.S. Shareholder that are designated by the Company at the time of distribution as capital gain dividends which are not attributable to or treated as attributable to the disposition by the Company of a U.S. real property interest generally will not be subject to U.S. federal income taxation, except as described below.

   Return of Capital. A Non-U.S. Shareholder will not incur tax on a distribution in excess of the Company's current and accumulated earnings and profits if such distribution does not exceed the adjusted basis of its Common Shares. Instead, such a distribution will reduce the adjusted basis of such Common Shares. A Non-U.S. Shareholder will be subject to tax on a distribution that exceeds both the Company's current and accumulated earnings and profits and the adjusted basis of its Common Shares, if the Non-U.S. Shareholder otherwise would be subject to tax on gain from the sale or disposition of its Common Shares, as described below. Because the Company generally cannot determine at the time it makes a distribution whether or not the distribution will exceed its current and accumulated earnings and profits, it normally will withhold tax on the entire amount of any distribution at the same rate as it would withhold on a dividend. However, a Non-U.S. Shareholder may obtain a refund of amounts that the Company withholds if it later determines that a distribution in fact exceeded its current and accumulated earnings and profits.

   The Company must withhold 10% of any distribution that exceeds its current and accumulated earnings and profits. Consequently, although it intends to withhold at a rate of 30% on the entire amount of any distribution, to the extent that it does not do so, it will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

   Capital Gain Dividends. For any year in which the Company qualifies as a REIT, a Non-U.S. Shareholder will incur tax on distributions that are attributable to gain from its sale or exchange of "U.S. real property interests" under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). The term "U.S. real property interests" includes certain interests in real property and stock in corporations at least 50% of whose assets consists of interests in real property, but excludes mortgage loans and mortgage-backed securities. Under FIRPTA, a Non-U.S. Shareholder is taxed on distributions attributable to gain from sales of U.S. real property interests as if such gain were effectively connected with a U.S. business of the Non-U.S. Shareholder. A Non-U.S. Shareholder thus would be taxed on such a distribution at the normal capital gain rates applicable to U.S. Shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual). A non-U.S. corporate shareholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on distributions subject to FIRPTA. The Company must withhold 35% of any distribution that it could designate as a capital gain dividend. However, if the Company makes a distribution and later designates it as a capital gain dividend, then (although such distribution may be taxable to a Non-U.S. Shareholder) it is not subject to withholding under FIRPTA. Instead, the Company must make-up the 35% FIRPTA withholding from distributions made after the designation, until the amount of distributions withheld at 35% equals the amount of the distribution designated as a capital gain dividend. A Non-U.S. Shareholder may receive a credit against its FIRPTA tax liability for the amount the Company withholds.

   Sale of Shares. A Non-U.S. Shareholder generally will not incur tax under FIRPTA on gain from the sale of its Common Shares as long as the Company is a "domestically controlled REIT." A "domestically controlled REIT" is a REIT in which at all times during a specified testing period non-U.S. persons held, directly or indirectly, less than 50% in value of the stock. The Company anticipates that it will continue to be a "domestically controlled REIT." However, a Non-U.S. Shareholder will incur tax on gain not subject to FIRPTA if
(1) the gain is effectively connected with the Non-U.S. Shareholder's U.S. trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as U.S. Shareholders with respect to such gain, or (2) the Non-U.S. Shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the Non-

U.S. Shareholder will incur a 30% tax on his capital gains. Capital gains dividends not subject to FIRPTA will be subject to similar rules. However, a Non-U.S. Shareholder that owned, actually or constructively, 5% or less of outstanding Common Shares at all times during a specified testing period will not incur tax under FIRPTA if the Common Shares are "regularly traded" on an established securities market. If the gain on the sale of the Common Shares were taxed under FIRPTA, a Non-U.S. Shareholder would be taxed in the same manner as U.S. Shareholders with respect to such gain (subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of non-U.S. corporations).

   Backup Withholding. Backup withholding tax (which generally is withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish certain information under the United States information reporting requirements) and information reporting will generally not apply to distributions to Non-U.S. Shareholders outside the United States that are treated as (1) dividends subject to the 30% (or lower treaty rate) withholding tax discussed above, (2) capital gains dividends, or (3) distributions attributable to gain from the sale or exchange by the Company of United States real property interests. As a general matter, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of Common Shares by or through a foreign office of a foreign broker. Information reporting (but not backup withholding) will apply, however, to a payment of the proceeds of a sale of Common Shares by a foreign office of a broker that (a) is a United States person, (b) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or (c) is a "controlled foreign corporation" (generally, a foreign corporation controlled by U.S. Shareholders) for United States tax purposes, unless the broker has documentary evidence in its records that the holder is a Non-U.S. Shareholder and certain other conditions are met, or the shareholder otherwise establishes an exemption. Payment to or through a United States office of a broker of the proceeds of a sale of Common Shares is subject to both backup withholding and information reporting unless the shareholder certifies under penalty of perjury that the shareholder is a Non-U.S. Shareholder, or otherwise establishes an exemption. Backup withholding is not an additional tax. A Non-U.S. Shareholder may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS. The Treasury Department has issued final regulations regarding backup withholding rules. Those regulations alter the current system of backup withholding compliance and are effective for distributions made after December 31, 1999.

Other Tax Consequences

   State and Local Taxes. The Company and/or you may be subject to state and local tax in various states and localities, including those states and localities in which the Company or you transact business, own property or reside. The state and local tax treatment in such jurisdictions may differ from the federal income tax treatment described above. Consequently, you should consult your own tax advisor regarding the effect of state and local tax laws upon an investment in the Common Shares.

Tax Aspects of the Company's Investments in the Partnership and Subsidiary Partnerships

   The following discussion summarizes certain federal income tax considerations applicable to the Company's direct or indirect investments in the Partnership and its subsidiaries. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

   Classification as Partnerships. The Company is entitled to include in its income its distributive share of the Partnership's income and to deduct its distributive share of the Partnership's losses only if the Partnership is classified for federal income tax purposes as a partnership rather than as a corporation or association taxable as a corporation. An organization will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it (1) is treated as a partnership under Treasury Regulations, effective January 1, 1997, relating to entity classification (the "Check-the-Box Regulations") and (2) is not a "publicly traded" partnership.

   Under the Check-the-Box Regulations, an unincorporated entity with at least two members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership for federal income tax purposes. The Company believes that the Partnership and its subsidiaries are classified as partnerships for federal income tax purposes.

   A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market (or the substantial equivalent thereof). While the Units will not be traded on an established securities market, they could possibly be deemed to be traded on a secondary market or its equivalent due to the redemption rights enabling the limited partners to dispose of their Units. A publicly traded partnership will not, however, be treated as a corporation for any taxable year if 90% or more of the partnership's gross income for such year consists of certain passive-type income, including (as may be relevant here) real property rents, gains from the sale or other disposition of real property, interest, and dividends (the "90% Passive Income Exception").

   The U.S. Treasury has issued regulations (the "PTP Regulations") that provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors (the "Private Placement Exclusion"), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction (or transactions) that was not required to be registered under the Securities Act of 1933, as amended, and (ii) the partnership does not have more than 100 partners at any time during the partnership's taxable year. In determining the number of partners in a partnership, a person owning an interest in a flow-through entity (i.e., a partnership, grantor trust, or S corporation) that owns an interest in the partnership is treated as a partner in such partnership only if (i) substantially all of the value of the owner's interest in the flow-through entity is attributable to the flow-through entity's interest (direct or indirect) in the partnership and (ii) a principal purpose of the use of the flow-through entity is to permit the partnership to satisfy the 100-partner limitation. The Company believes that the Partnership qualified for the Private Placement Exclusion in 1998 and intends to continue to qualify for the Private Placement Exclusion unless it qualifies for another exception. It is possible that in the future the Partnership might not qualify for the Private Placement Exclusion.

   If the Partnership is considered a publicly traded partnership under the PTP Regulations because it is deemed to have more than 100 partners, such Partnership would need to qualify under another safe harbor in the PTP Regulations or for the 90% Passive Income Exception. Because of the substantial ownership of the Partnership by certain partners who also own, directly or indirectly, lessees, the Partnership would not currently be eligible for the 90% Passive Income Exception, but it may so qualify in the future.

   If, however, for any reason the Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, the Company would not be able to qualify as a REIT. See "--Requirements for Qualification-- Income Tests" and "--Requirements for Annual Qualification--Asset Tests." In addition, any change in the Partnership's status for tax purposes might be treated as a taxable event, in which case the Company might incur tax liability without any related cash distribution. See "--Requirements for Qualification-- Distribution Requirements." Further, items of income and deduction of the Partnership would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Consequently, the Partnership would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership's taxable income.

   Income Taxation of the Partnerships and their Partners. Partners, not the Partnership, are subject to taxation. The Partnership is not a taxable entity for federal income tax purposes. Rather, the Company is required to take into account its allocable share of the Partnership's income, gains, losses, deductions and credits for any taxable year of the Partnership ending during the taxable year of the Company, without regard to whether the Company has received or will receive any distribution from the Partnership.

   Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of section 704(b) of the Code and the Treasury regulations promulgated thereunder. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The Partnership's allocations of taxable income, gain and loss are intended to comply with the requirements of section 704(b) of the Code and the Treasury regulations promulgated thereunder.

   Tax Allocations With Respect to Contributed Properties. Pursuant to section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Partnership was formed by way of contributions of appreciated property and has received contributions of appreciated property since the Company's formation. Consequently, the Partnership Agreement requires such allocations to be made in a manner consistent with section 704(c) of the Code.

   In general, the partners who contribute property to the Partnership will be allocated depreciation deductions for tax purposes which are lower than such deductions would be if determined on a pro rata basis. In addition, in the event of the disposition of any of the contributed assets (including the Properties) which have a Book-Tax Difference, all income attributable to such Book-Tax Difference will generally be allocated to the contributing partners and the Company will generally be allocated only its share of capital gains attributable to appreciation, if any, occurring after the closing of the Offering. This will tend to eliminate the Book-Tax Difference over the life of the Partnership. However, the special allocation rules of Section 704(c) do not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the Partnership will cause the Company to be allocated lower depreciation and other deductions, and possibly an amount of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to it as a result of such sale. This may cause the Company to recognize taxable income in excess of cash proceeds, which might adversely affect the Company's ability to comply with the REIT distribution requirements. See "--Taxation of the Company--Distribution Requirements." The foregoing principles also apply in determining the earnings and profits of the Company for purposes of determining the portion of distributions taxable as dividend income. The application of these rules over time may result in a higher portion of distributions being taxed as dividends than would have occurred had the Company purchased the contributed assets at their agreed values.

   The U.S. Treasury has issued regulations requiring partnerships to use a "reasonable method" for allocating items affected by section 704(c) of the Code and outlining several reasonable allocation methods. The general partner of the Partnership has the discretion to determine which of the methods of accounting for Book-Tax Differences (specifically approved in the Treasury Regulations) will be elected with respect to any properties contributed to the Partnership. The Partnership generally has elected to use the "traditional method with ceiling rule" for allocating Code section 704(c) items with respect to the properties that it acquires in exchange for Units. The use of this method may result in the Company being allocated less depreciation, and therefore more taxable income in a given year than would be the case if a different method for eliminating the Book-Tax Difference were chosen. If this occurred, a larger portion of shareholder distributions would be taxable income as opposed to the return of capital that might arise if another method were used. The Company has not determined which method of accounting for Book-Tax Differences will be elected for properties contributed to the Partnership in the future.

   Basis in Partnership Interest. The Company's adjusted tax basis in its partnership interest in the Partnership generally is equal to (1) the amount of cash and the basis of any other property contributed to the Partnership by the Company, (2) increased by (A) its allocable share of the Partnership's income and (B) its allocable share of indebtedness of the Partnership, and (3) reduced, but not below zero, by (A) the Company's allocable share of the Partnership's loss, and (B) the amount of cash distributed to the Company, and
(C) constructive distributions resulting from a reduction in the Company's share of indebtedness of the Partnership.

   If the allocation of the Company's distributive share of the Partnership's loss would reduce the adjusted tax basis of the Company's partnership interest in the Partnership below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce the Company's adjusted tax basis below zero. To the extent that the Partnership's distributions, or any decrease in the Company's share of the indebtedness of the Partnership (such decrease being considered a constructive cash distribution to the partners), would reduce the Company's adjusted tax basis below zero, such distributions (including such constructive distributions) would constitute taxable income to the Company. Such distributions and constructive distributions normally will be characterized as capital gain, and, if the Company's interest in the Partnership has been held for longer than the long-term capital gain holding period (currently one year), the distributions and constructive distributions will constitute long-term capital gain.

   Sale of a Partnership's Property. Generally, any gain realized by the Partnership on the sale of property held by the Partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain recognized by the Partnership on the disposition of contributed properties will be allocated first to the partners of the Partnership under section 704(c) of the Code to the extent of their "built-in gain" on those properties for federal income tax purposes. The partners' "built-in gain" on the contributed properties sold will equal the excess of the partners' proportionate share of the book value of those properties over the partners' tax basis allocable to those properties at the time of the sale. Any remaining gain recognized by the Partnership on the disposition of the contributed properties, and any gain recognized by the Partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the Partnership.

   The Company's share of any gain realized by the Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership's trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon the Company's ability to satisfy the income tests for REIT status. See "--Requirements for Qualification--Income Tests." The Company, however, does not presently intend to allow the Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of the Company's or the Partnership's trade or business.

                              PLAN OF DISTRIBUTION

   This prospectus relates to the offering and sale by the Selling Shareholder of up to 1,792,115 currently outstanding Shares from time to time. We are registering the Shares under registration rights granted to the Selling Shareholder at the time of the private placement of those Shares by the Company on February 19, 1998. The Company has agreed to keep the registration effective until the earlier of (1) the date all Shares have been sold, or (2) February 19, 2000. Following registration, the Shares will be freely tradeable securities, but the registration of the Shares does not necessarily mean that any of the Shares will be offered and sold by the Selling Shareholder. As used in this prospectus, the "Selling Shareholder" includes transferees, donees, pledgees, legatees, heirs or legal representatives that sell Shares received from the Selling Shareholder after the date of this prospectus.

   The Selling Shareholder has advised the Company that the Shares will not be offered and sold in underwritten offerings. The Selling Shareholder may sell the Shares from time to time in transactions which may include, sales on the Nasdaq and over-the-counter market, block trades, broker transactions and privately negotiated transactions or otherwise, at prices prevailing at the time of sale or related to the then-current market price, or as may be negotiated at the time of sale. The Selling Shareholder may also sell the Shares in transactions exempt from registration under the Securities Act, including under Rule 144.

   At the time a particular offering of Shares is made and to the extent required, the aggregate number of Shares being offered, including the names of any broker-dealers or agents, any discounts, concessions or commissions and other terms constituting compensation from the Selling Shareholder, and any discounts, concessions or commissions allowed or reallowed or paid to broker-dealers will be set forth in an accompanying prospectus supplement to the extent required by the Securities Act. The Selling Shareholder, or any broker-dealers or agents that participate with the Selling Shareholder in the distribution of Shares offered by this prospectus, may be deemed to be "underwriters" as that term is defined in the Securities Act. Accordingly, any discounts, concessions or commissions received by them and profit on any resale of the Shares might be deemed to be underwriting discounts and commissions under the Securities Act. In addition, the Selling Shareholder will be subject to the prospectus delivery requirements of the Securities Act.

   The Selling Shareholder and other persons participating in the distribution of Shares will be subject to applicable provisions of the Securities Act and any rules and regulations pursuant to it. For example, Regulation M may be triggered which could limit the timing of the sale of Shares by the Selling Shareholder.

   The Company will not receive the proceeds from the sale of any Shares under this prospectus. The Company has paid for all expenses incurred in connection with the registration of the Shares, including all filing, registration and qualification, printers' and accounting fees, and the fees and disbursements of counsel. The Selling Shareholder will pay all selling commissions and discounts in connection with the offering and sale of the Shares. The Company will not pay any compensation to any NASD member in connection with an offering under this prospectus.

   In order to comply with the securities laws of certain jurisdictions, the Shares offered by this prospectus will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Shares offered by this prospectus may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with.

   Under the registration rights agreement between the Company and the Selling Shareholder, the Selling Shareholder is entitled to indemnification by the Company against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

   Certain legal matters in connection with any offering of securities made by this prospectus will be passed upon for the Company by Wilmer, Cutler & Pickering, Washington, D.C. In addition, the description of federal income tax consequences contained in this prospectus under "Federal Income Tax Consequences" is, to the extent that it constitutes matters of law, summaries of legal matters or legal conclusions, the opinion of Wilmer, Cutler & Pickering.

                                    EXPERTS

   The financial statements and schedules of the Company incorporated by reference in this prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                      Where You Can Find More Information

   The Company files annual, quarterly and special reports, proxy statements and other information with the SEC. The Company's SEC filings are available to the public over the SEC's website at http://www.sec.gov. You may also read and copy any document the Company files at the SEC's public reference rooms at:

  * Public Reference SectionSecurities and Exchange CommissionRoom 1024, Judiciary Plaza450 Fifth Street, N.W.Washington, D.C. 20549

  *  Midwest Regional Office:

   Citicorp Center500 West Madison StreetSuite 1400Chicago, Illinois 60661-
   2511

  * Northeast Regional Office:

   7 World Trade CenterSuite 1300New York, New York 10048

   Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms.

   The SEC allows the Company to "incorporate by reference" the information the Company files with them, which means the Company can disclose important information to you by referring you to those documents. The information that the Company incorporates by reference is an important part of this prospectus, and all information that the Company will later file with the SEC will automatically update and supersede this information. The Company incorporates by reference the documents listed below as well as any future filings made with the SEC under Sections 13(a), 13(c), 12, or 15(d) of the Securities Exchange Act of 1934 until the Company sells all of the securities.

  . The Company's Annual Report on Form 10-K for the fiscal year ended
    December 31, 1998 (File No. 000-23733).

  . The Company's Quarterly Report on Form 10-Q for the quarter ended March
    31, 1999 (File No. 000- 23733).

  . The description of the Common Shares contained in the Registration
    Statement on Form 8-A filed with the SEC on February 5, 1998 (File No. 000-1049316).

  . Current Reports on Form 8-K filed with the SEC on August 7, 1998,
    December 3, 1998, December 7, 1998 and February 26, 1999 (File No. 000-
    23733).

   You may request a copy of these filings at no cost, by writing or telephoning the Company. Those copies will not include exhibits to those documents unless the exhibits are specifically incorporated by reference in the documents or unless you specifically request them. You may also request copies of any exhibits to the Registration Statement. Please direct your request to:

   Ms. Lisa M. ClementsCapital Automotive REIT1420 Spring Hill Road, Suite 525McLean, Virginia 22102(703) 288-3075

   The prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. The Company has omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, the Company refers you to the registration statement, including its exhibits and schedules. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any contract, agreement or any other document referred to are not necessarily complete. Please refer to the actual exhibit for a more complete description of the matters involved. You may get copies of the exhibits by contacting the person named above.

      You Should Rely Only On The Information Contained In This Document,
       Incorporated By Reference Or Provided In A Prospectus Supplement.
 The Company Has Not Authorized Anyone To Provide You With Information That Is
                                   Different.
You Should Not Assume That The Information In This Prospectus Or Any Supplement
                                  Is Accurate
      As Of Any Date Other Than The Date On The Front Of These Documents.
  This Prospectus Is Not An Offer To Sell Securities And Is Not Soliciting An
                                     Offer
    To Buy Securities In Any State Where The Offer Or Sale Is Not Permitted.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            Capital Automotive REIT

                 1,792,115 Common Shares of Beneficial Interest
                          ($0.01 Par Value Per Share)

                               ----------------
                                   PROSPECTUS
                               ----------------

                                       , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

   The following table itemizes the expenses incurred, or to be incurred, by the Registrant in connection with the registration and issuance of the Shares being registered hereunder. As indicated below, all amounts shown are estimates except for the SEC registration fee.

      Registration Fee--Securities and Exchange Commission.......... $ 6,445.57
      Printing and Engraving Expenses...............................     10,000
      Accounting Fees and Expenses..................................      5,000
      Legal Fees and Expenses.......................................     25,000
      Blue Sky Fees and Expenses....................................      1,000
      Miscellaneous (including listing fees)........................     20,000
                                                                     ----------
        Total....................................................... $67,445.57
                                                                     ==========

Item 15. Indemnification of Trustees and Officers

   The Declaration of Trust and Bylaws authorize the Company to indemnify its present and former trustees and officers and to pay or reimburse expenses for such individuals in advance of the final disposition of a proceeding to the maximum extent permitted from time to time under Maryland law. The Maryland General Corporation Law, as applicable to Maryland REITs, currently provides that indemnification of a person who is a party, or threatened to be made a party, to legal proceedings by reason of the fact that such a person is or was a trustee, officer, employee or agent of a corporation, or is or was serving as a trustee, officer, employee or agent of a corporation or other firm at the request of a corporation, against judgments, fines, penalties, amounts paid in settlement and reasonable expenses, is mandatory in certain circumstances and permissive in others, subject to authorization by the board of trustees, a committee of the board of trustees consisting of two or more trustees not parties to the proceeding (if there does not exist a majority vote quorum of the board of trustees consisting of trustees not parties to the proceeding), special legal counsel appointed by the board of trustees or such committee of the board of trustees, or by the shareholders, so long as it is not established that the act or omission of such person was material to the matter giving rise to the proceedings and was committed in bad faith, was the result of active and deliberate dishonesty, involved such person receiving an improper personal benefit in money, property or services, or, in the case of criminal proceedings, such person had reason to believe that his or her act or omission was unlawful. The Company's officers and trustees are also indemnified pursuant to the Partnership Agreement and their respective employment agreements, which agreements are incorporated by reference as exhibits hereto. The Company intends to purchase an insurance policy which purports to insure the officers and trustees of the Company against certain liabilities incurred by them in the discharge of their functions as such officers and trustees, except for liabilities resulting from their own malfeasance.

Item 16. Exhibits

   Number                              Description
   ------                              -----------
    3.1   Amended and Restated Declaration of Trust of Capital Automotive REIT
          (previously filed as Exhibit 3.1 to the Company's Registration
          Statement on Form S-11 filed with the SEC on November 26, 1997, as subsequently amended (File No. 333-41183) (the "Registration
          Statement on Form S-11") and incorporated herein by reference)

    3.2 Amended and Restated Bylaws of Capital Automotive REIT (previously filed as Exhibit 3.2 to the Company's Registration Statement on Form
          S-3 filed with the SEC on March 2, 1999 (File No. 333-73183) (the
          "Unit Redemption Registration Statement") and incorporated herein by reference)

    3.3   First Amendment to Bylaws (previously filed as Exhibit 3.2 to the
          Company's Unit Redemption Registration Statement on Form S-3 and incorporated herein by reference)

    3.4   Second Amendment to Bylaws (previously filed as Exhibit 3.4 to the
          Company's Registration Statement on Form S-8 filed on May 11, 1999 and incorporated herein by reference.

    4.1 Specimen of certificate representing common shares of beneficial interest (previously filed as Exhibit 4.2 to the Registration
          Statement on Form S-11 and incorporated herein by reference)

    4.5   Form of Share Warrant (previously filed as Exhibit 3.2 to the
          Company's Unit Redemption Registration Statement on Form S-3 and incorporated herein by reference)

    5.1* Opinion of Wilmer, Cutler & Pickering regarding the validity of the Offered Securities being registered

    8.1* Opinion of Wilmer, Cutler & Pickering regarding certain federal income tax matters

   10.10  FBR Asset Investment Purchase Agreement (previously filed as Exhibit
          10.10 to the Registration Statement on Form S-11 and incorporated herein by reference)

   10.11 FBR Registration Rights Agreement (previously filed as Exhibit 10.11 to the Registration Statement on Form S-11 and incorporated herein by reference)

   10.43  Second Amended and Restated Partnership Agreement of Capital
          Automotive L.P. (previously filed as Exhibit 3.2 to the Company's
          Unit Redemption Registration Statement on Form S-3 and incorporated herein by reference)
   10.44  Amendment to Loan Agreement dated as of February 10, 1999 between
          CARS-DBI, L.L.C. as Borrower and Global Alliance Finance Company
          L.L.C. (previously filed as Exhibit 10.44 to the Company's Quarterly
          Report on Form 10-Q for the Quarter ended March 31, 1999 filed with the SEC on May 11, 1999 and incorporated herein by reference)
   10.45  Revolving Loan Agreement dated as of March 4, 1999 among Comerica
          Bank and Capital Automotive, L.P., et al. (previously filed as Exhibit 10.45 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 filed with the SEC on May 11, 1999 and incorporated herein by reference)

   10.46  Form of 1998 Equity Incentive Plan, as Amended (previously filed as
          Exhibit 10.46 to the Company's Registration Statement on Form S-8 filed with the SEC on May 11, 1999 and incorporated herein by reference)

   23.1*  Consent of Wilmer, Cutler & Pickering (included as part of Exhibits
          5.1 and 8.1)

   23.2*  Consent of Arthur Andersen LLP

   25     Power of Attorney (included on signature page)

--------
* Included with this filing.

Item 17. Undertakings.

   (a) The undersigned registrants hereby undertake:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any acts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in "Calculation of Registration Fee" table in the effective registration statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the undersigned registrant(s) pursuant to
  Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the respective registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fairfax, Commonwealth of Virginia, on May 7, 1999.

                                          Capital Automotive REIT

                                                  /s/ Thomas D. Eckert
                                          By: _________________________________
                                                      Thomas D. Eckert
                                               President and Chief Executive
                                                          Officer

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated. Each person whose signature appears below hereby constitutes and appoints each of Thomas D. Eckert and David S. Kay as his attorney-in-fact and agent, with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith or in connection with the registration of the securities under the Securities Act of 1934, as amended, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorney-in-fact and agent or his substitutes may do or cause to be done by virtue hereof.

              Signature                          Title                   Date
              ---------                          -----                   ----

       /s/ Thomas D. Eckert            President and Chief            May 7, 1999
______________________________________  Executive Officer and
           Thomas D. Eckert             Trustee (principal
                                        executive officer)

         /s/ David S. Kay              Vice President and Chief       May 7, 1999
______________________________________  Financial Officer
             David S. Kay               (principal financial and
                                        accounting officer)

       /s/ Craig L. Fuller             Trustee                        May 7, 1999
______________________________________
           Craig L. Fuller

      /s/ William E. Hoglund           Trustee                        May 7, 1999
______________________________________
          William E. Hoglund

    /s/ R. Michael McCullough          Trustee                        May 7, 1999
______________________________________
        R. Michael McCullough

        /s/ Lee P. Munder              Trustee                        May 7, 1999
______________________________________
            Lee P. Munder

              Signature                          Title                   Date
              ---------                          -----                   ----

       /s/ John J. Pohanka             Trustee                        May 7, 1999
______________________________________
           John J. Pohanka

        /s/ John E. Reilly             Trustee                        May 7, 1999
______________________________________
            John E. Reilly

     /s/ Robert M. Rosenthal           Trustee                        May 7, 1999
______________________________________
         Robert M. Rosenthal

      /s/ Vincent A. Sheehy            Trustee                        May 7, 1999
______________________________________
          Vincent A. Sheehy

      /s/ William R. Swanson           Trustee                        May 7, 1999
______________________________________
          William R. Swanson